Filed Pursuant to Rule 424(b)(3)
Registration No. 333-169533

COLE CREDIT PROPERTY TRUST IV, INC.

SUPPLEMENT NO. 7 DATED AUGUST 1, 2012

TO THE PROSPECTUS DATED FEBRUARY 15, 2012

This document supplements, and should be read in conjunction with, the prospectus of Cole Credit Property Trust IV, Inc. dated February 15, 2012 and Supplement No. 6 dated July 25, 2012, which superseded and replaced all previous supplements to the prospectus. Unless otherwise defined in this supplement, capitalized terms used in this supplement shall have the same meanings as set forth in the prospectus.

The purpose of this supplement is to describe the following:

(1)	the status of the offering of shares of Cole Credit Property Trust IV, Inc.;
(2)	an update to the “How to Subscribe” section of our prospectus;
(3)	the placement of debt on certain real property investments; and
(4)	the delivery of forms of our Initial Subscription Agreement and Additional Subscription Agreement, as disclosed in Appendices F and G, respectively, for use by residents of Alabama.

Status of Our Public Offering

The registration statement for our initial public offering of 300,000,000 shares of common stock was declared effective by the Securities and Exchange Commission on January 26, 2012. Of these shares, we are offering 250,000,000 shares in a primary offering and up to 50,000,000 shares pursuant to our distribution reinvestment plan. As of July 26, 2012, we had accepted investors’ subscriptions for, and issued, approximately 7.2 million shares of our common stock in the offering, resulting in gross proceeds to us of approximately $71.7 million. We also have satisfied special escrow provisions for residents of certain states, but as of July 26, 2012 we had not satisfied the special escrow provisions for residents of Pennsylvania and, therefore, we have not accepted subscriptions from residents of Pennsylvania.

We will offer shares of our common stock pursuant to the offering until January 26, 2014, unless all shares being offered have been sold, in which case the offering will be terminated. If all of the shares we are offering in the offering have not been sold by January 26, 2014, we may extend the offering as permitted under applicable law. In addition, at the discretion of our board of directors, we may elect to extend the termination date of our offering of shares reserved for issuance pursuant to our distribution reinvestment plan until we have sold all shares allocated to such plan through the reinvestment of distributions, in which case participants in the plan will be notified. The offering must be registered in every state in which we offer or sell shares. Generally, such registrations are for a period of one year. Thus, we may have to stop selling shares in any state in which our registration is not renewed or otherwise extended annually. We reserve the right to terminate this offering at any time prior to the stated termination date.

Update to the “How to Subscribe” section of our prospectus

The first paragraph in the “How to Subscribe” section on page 172 of the prospectus and all similar discussions appearing throughout the prospectus are superseded and replaced in their entirety as follows:

Persons who meet the applicable minimum suitability standards described in the “Suitability Standards” section of this prospectus and suitability standards determined by such persons’ broker or financial advisor may purchase shares of common stock. After you have read the entire prospectus and the current supplement(s), if any, accompanying this prospectus, if you want to purchase shares, you must proceed as follows:

(1)	Complete the execution copy of the applicable subscription agreement. A specimen copy of the subscription agreement, including instructions for completing it for new investors, is included in this prospectus as Appendix B (residents of Alabama must use the form of subscription agreement included in this prospectus as Appendix F). After you become a stockholder, you may purchase additional shares by completing and signing an additional investment subscription agreement, a specimen copy of which is included in this prospectus as Appendix C (residents of Alabama must use the form of additional investment subscription agreement included in this prospectus as Appendix G). A specimen copy of an alternative version of the subscription agreement is attached as Appendix D.

(2)	Deliver a check to Cole Capital Corporation, or its designated agent, for the full purchase price of the shares being subscribed for, payable to “Cole Credit Property Trust IV, Inc.” or, alternatively, “Cole Credit Property Trust IV” or “Cole REIT;” however, residents in Pennsylvania should make checks payable to “UMB Bank, N.A., Agent for Cole Credit Property Trust IV, Inc.” or a recognizable contraction or abbreviation thereof, including but not limited to “UMB Bank , N.A., f/b/o Cole Credit Property Trust IV” or “UMB Bank , N.A., Agent for Cole REIT.” Subscription funds must be accompanied by a subscription agreement similar to the one contained in this prospectus as Appendix B or Appendix D (residents of Alabama must use the form of subscription agreement included in this prospectus as Appendix F). Certain dealers who have “net capital,” as defined in the applicable federal securities regulations, of $250,000 or more may instruct their customers to make their checks payable directly to the dealer. In such case, the dealer will issue a check made payable to us for the purchase price of your subscription. The name of the dealer appears on the subscription agreement.

(3)	By executing the subscription agreement and paying the full purchase price for the shares subscribed for, you will attest that you meet the minimum net worth and/or income standards as provided in the “Suitability Standards” section of this prospectus and as stated in the subscription agreement.

Placement of Debt on Certain Real Property Investments

The following information supplements, and should be read in conjunction with, the section in our prospectus captioned “Investment Objectives and Policies — Real Property Investments — Revolving Credit Facility” beginning on page 104 of the prospectus, as supplemented to date.

Pursuant to the Credit Agreement, our operating partnership exercised the Accordion Feature and, on July 13, 2012, entered into an amended and restated secured revolving credit agreement (the Amended Credit Agreement), which amended and restated the Credit Agreement in its entirety (the Amended Credit Facility). The Amended Credit Facility allows our operating partnership to borrow up to $250.0 million in revolving loans (the Amended Revolving Loans), with the maximum amount outstanding not to exceed the lesser of (i) 65% of the appraised value of qualified properties as determined by the administrative agent or (ii) 65% of the acquisition costs of qualified properties as reasonably determined by the administrative agent (the Amended Borrowing Base). The Amended Revolving Loans will bear interest at rates depending upon the type of loan specified by our operating partnership. For a Eurodollar rate loan, as defined in the Amended Credit Agreement, the interest rate will be equal to the LIBOR for the interest period, plus 2.35%. For floating rate loans, the interest rate will be a per annum amount equal to 1.35% plus the greatest of (a) the Federal Funds Rate plus 0.5%; (b) JPMorgan Chase’s Prime Rate; or (c) the one-month LIBOR plus 1.0%. The Amended Credit Facility matures on July 13, 2015. In addition, the Amended Credit Agreement modified the terms of the Accordion Feature, allowing the amount of the Amended Credit Facility to be increased up to a maximum of $400.0 million, subject to meeting certain conditions described in the Amended Credit Agreement and the payment of certain fees.

As of July 26, 2012, the Amended Borrowing Base under the Amended Credit Facility was approximately $30.4 million based on the underlying collateral pool for qualified properties. As of July 26, 2012, we had $10.0 million outstanding under the Amended Credit Facility.

Alabama Investor Versions of the Initial Subscription Agreement and Additional Subscription Agreement

The prospectus is supplemented to include Forms of our Initial Subscription Agreement and Additional Subscription Agreement for use solely by residents of Alabama, which are attached hereto as Appendices F and G, respectively.

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APPENDIX F

FOR USE WITH ALABAMA INVESTORS

COLE CREDIT PROPERTY TRUST IV, INC.

INITIAL SUBSCRIPTION AGREEMENT FOR THE PURCHASE OF COMMON STOCK	866.907.2653

A INVESTMENT (a separate Initial Subscription Agreement is required for each initial investment)

Investors should not sign this Initial Subscription Agreement for the offering unless they have received the current final Prospectus.

1. This subscription is in the amount of $                  ☐ Check if amount is estimated

☐	Initial Subscription (minimum $2,500)
☐	Additional Subscription (minimum $1,000) (complete all sections except for B and D or complete the separate simplified Additional Investment Subscription Agreement)

     Existing Cole Account #

2. Payment will be made with:                ☐ Enclosed check                ☐ Funds wired                ☐ Funds to follow

    ☐ ACH

                                                                                                          ☐ Checking             ☐ Savings

Financial Institution

Routing/Transit #	Account #

3. For purchases without selling commissions, please designate below, as applicable:

     ☐ RIA Account Purchase         ☐ Registered Representative Purchase         ☐ Cole Employee or Affiliate Purchase

B TYPE OF REGISTRATION (please complete either section 1 or 2, but not both, and section 3, if applicable)

1. Non-Qualified Registration	2. Qualified Registration (make check payable to the Custodian)
☐ Individual (one signature required)	☐ Traditional IRA
☐ Joint Tenants with Right of Survivorship (all parties must sign)	☐ Roth IRA
☐ Community Property (all parties must sign)	☐ Keogh Plan
☐ Tenants-in-Common (all parties must sign)	☐ Simplified Employee Pension/Trust (S.E.P.)
☐ Transfer on Death (fill out TOD Form to effect designation)	☐ Pension or Profit Sharing Plan (exempt under 401(a))
☐ Uniform Gifts to Minors Act or Uniform Transfer to Minors Act (UGMA/UTMA adult custodian signature required) State of Custodian for (minor’s name)	☐Non-custodial ☐ Custodial ☐ Other (specify) 3. Custodian or Clearing Firm/Platform Information (send all paperwork directly to the Custodian or Clearing Firm/Platform) Name
☐ Corporate (authorized signature and Corporate Resolution or Cole Corporate Resolution Form required)
☐ S-corp ☐ C-corp (will default to S-corp if nothing is marked)
☐ Partnership (authorized signature and Partnership paperwork or Cole Corporate Resolution Form required)
☐ Limited Liability Company (authorized signature and LLC paperwork or Cole Corporate Resolution Form required)	Street/PO Box
☐ Taxable Pension or Profit Sharing Plan (authorized signature and Plan paperwork required)	City State Zip
☐ Trust (trustee or grantor signatures and trust documents or Cole Trustee Certification of Investment Power required)	Custodian Tax ID # (provided by Custodian)
Custodian or Clearing Firm/Platform Account #
Type of Trust: (Specify i.e., Family, Living, Revocable, etc.)
Name of Trust
Date of Trust Tax ID # (if applicable)

☐ Other (specify)

C REGISTRATION INFORMATION (or Trustees if applicable)

Investor Name	Co-Investor Name (if applicable)

Mailing Address	Mailing Address

City State Zip	City State Zip

Phone Business Phone	Phone Business Phone

Email Address	SSN or Tax ID Date of Birth

SSN or Tax ID Date of Birth	☐ Cole Employee or Affiliate

Street Address (if different from mailing address or mailing address is a PO Box)

City State Zip

Volume Discounts

I (we) are making, or previously have made, investments in the following Cole-sponsored programs that are Eligible Programs, as defined in a Cole REIT Prospectus. (You may only include any investments made by the same “purchaser,” as defined in the Prospectus.) This information will help determine whether volume discounts may be applicable. All holdings are subject to verification.

Name of Cole Program	Cole Account #	SSN or Tax ID
Name of Cole Program	Cole Account #	SSN or Tax ID

D DISTRIBUTION INSTRUCTIONS (will default to Custodian or Clearing Firm/Platform or Address of Record if nothing is marked)

FOR CUSTODIAL OR CLEARING FIRM/PLATFORM ACCOUNTS:

    ☐ Custodian or Clearing Firm/Platform of Record

    ☐ Reinvest pursuant to Distribution Reinvestment Plan

FOR NON-CUSTODIAL OR NON-CLEARING FIRM/PLATFORM ACCOUNTS:

    ☐ Mail to Address of Record

    ☐ Reinvest pursuant to Distribution Reinvestment Plan

    ☐ Direct Deposit

☐ Checking ☐ Savings
Financial Institution
Routing/Transit #	Account #

☐ Check if banking information is same as provided in Section A-2

☐ Mail to Brokerage Account or Third Party

Payee Name	Mailing Address

Account #	City State Zip

By signing this agreement, I authorize Cole Credit Property Trust IV, Inc. (CCPT IV) to deposit distributions into the account specified in Section D, and to debit that account in the amount of any distribution deposited in error. If I withdraw deposits made in error, I authorize CCPT IV to retain future distributions until the erroneous deposits are recovered. This authorization is effective until terminated in writing by either party.

E INVESTOR(S) ACKNOWLEDGEMENTS AND SIGNATURE (Investor(s) must initial each of sections 1-5)

I (we) (or, in the case of fiduciary accounts, the person authorized to sign on my (our) behalf) hereby acknowledge and/or represent the following:

INVESTOR | CO-INVESTOR

|	1. I (we) have received the final Prospectus, whether over the Internet, on a CD-ROM, paper copies, or any other delivery method, relating to the shares of CCPT IVat least five business days before signing this Subscription Agreement.

|	2. Excluding home, home furnishings and automobiles, I (we) either: (i) have a net worth of at least $70,000 and had during the last year or estimate that I (we) will have in the current year gross income of at least $70,000; or (ii) have a net worth of at least $250,000. In the case of sales to fiduciary accounts, the specific requirements shall be met by the beneficiary, the fiduciary account or by the donor or grantor who directly or indirectly supplies the funds for the purchase of the shares.

|	3. I am (we are) purchasing the shares for my (our) own account, or if I am (we are) purchasing shares on behalf of a trust or other entity of which I am (we are) trustee(s) or authorized agent(s), I (we) have due authority to execute this Initial Subscription Agreement and do hereby legally bind the trust or other entity of which I am (we are) trustee(s) or authorized agent(s).

|	4. I (we) acknowledge that the shares are not liquid.

|	5. My (our) liquid net worth is at least ten (10) times my (our) investment in this and similar programs.

☐ By checking here I confirm I would like to go green and not receive in paper any documents that Cole can send to me electronically. (If you are choosing to go green, please make sure you provide your email address in Section C. If you decide later that you want to receive documents in paper, you can contact Cole Investor Services at 866-907-2653.)

SUBSTITUTE W-9: I HEREBY CERTIFY under penalty of perjury (i) that the taxpayer identification number shown on this Initial Subscription Agreement is true, correct and complete, (ii) that I am not subject to backup withholding either because I have not been notified that I am subject to backup withholding as a result of a failure to report all interest or distributions, or the Internal Revenue Service has notified me that I am no longer subject to backup withholding, and (iii) I am a U.S. person.

You should not invest in CCPT IV unless you have read and understood this agreement and the Prospectus referred to above and understand the risks associated with an investment in CCPT IV. In deciding to invest in CCPT IV, you should rely only on the information contained in the Prospectus, and not on any other information or representations from any other person or source. CCPT IV and each person selling shares of CCPT IV common stock shall be responsible for making every reasonable effort to determine that such purchase of shares is a suitable and appropriate investment for each investor, based on the information provided by the prospective investor regarding the investor’s financial situation and investment objectives.

A sale of the shares may not be completed until at least five business days after the date the subscriber receives the final Prospectus. If a subscriber’s subscription is accepted, CCPT IV will send the subscriber confirmation of their purchase after they have been admitted as an investor.

Notice is hereby given to each investor that by executing this agreement you are not waiving any rights you may have under the Securities Act of 1933, as amended, or any state securities laws.

Investor’s Signature	Date	Custodian Signature	Date
Co-Investor’s Signature	Date

F FINANCIAL ADVISOR INFORMATION (please complete A or B)

A) REGISTERED REPRESENTATIVE (to be completed by selling Registered Representative)

1.		2.
	Name of Registered Representative		Name of Broker-Dealer

	Representative ID #		Representative CRD ID #

	Mailing Address		Have you changed firm affiliation (since last purchase)? ☐ Yes ☐ No

City State Zip

Phone Email Address

B) REGISTERED INVESTMENT ADVISOR REPRESENTATIVE (to be completed by selling RIA Representative)

1.		2.
	Name of Registered Representative		Name of Broker-Dealer

SEC Registered ☐ Yes ☐ No
	Mailing Address		State Registered ☐ Yes ☐ No
States Registered

City State Zip

	Phone Email Address		RIA IARD ID #

	Have you changed firm affiliation (since last purchase)? ☐ Yes ☐ No		Name of Clearing Firm

Name of Affiliate Broker-Dealer

G REPRESENTATIVE SIGNATURES

Based on the information I obtained from the investor regarding the investor’s financial situation and investment objectives, I hereby certify to Cole Capital Corporation, Cole Holdings Corporation and Cole Credit Property Trust IV, Inc. that I have reasonable grounds for believing that the purchase of the shares by the investor in CCPT IV is a suitable and appropriate investment for this investor.

Signature of Registered or RIA Representative	Signature of Broker-Dealer or Clearing Firm/Platform

ONCE COMPLETE, PLEASE	Via Regular Mail:	Via Overnight/Express Mail:
DELIVER THIS FORM TO:	CCPT IV	CCPT IV
	DST Systems, Inc.	DST Systems, Inc.
Via Fax:	P.O. Box 219312	430 West 7th Street
1.877.616.1118	Kansas City, MO 64121-9312	Kansas City, MO 64105

© 2012 Cole Capital Advisors, Inc. All rights reserved	CCPT IV-AGMT-AL-02(07-12)

APPENDIX G

FOR USE WITH ALABAMA INVESTORS

COLE CREDIT PROPERTY TRUST IV, INC.

ADDITIONAL SUBSCRIPTION AGREEMENT FOR THE PURCHASE OF COMMON STOCK	866.907.2653

This form may be used by any current investor in Cole Credit Property Trust IV, Inc. (CCPT IV), who desires to purchase additional shares of CCPT IV and who purchased their shares directly from CCPT IV. Investors who acquired shares other than through use of an Initial Subscription Agreement (e.g., through a transfer of ownership or TOD) and who wish to make additional investments must complete the CCPT IV Initial Subscription Agreement.

A INVESTMENT (a completed Additional Subscription Agreement is required for each additional investment)

1. This subscription is in the amount of $             (minimum $1,000)

                                                               ☐ Check if amount is estimated

2. Payment will be made with:            ☐ Enclosed check                                        ☐ Funds wired                                        ☐ Funds to follow

    ☐ ACH

	☐ Checking	☐ Savings
Financial Institution

Routing/Transit #	Account #

B REGISTRATION INFORMATION

Existing Cole Account Registration (name of Account)	SSN or Tax ID #

Existing Cole Account #

Volume Discounts

I (we) are making, or previously have made, investments in the following Cole-sponsored programs that are Eligible Programs, as defined in a Cole REIT Prospectus. (You may include any investments made by the same “purchaser,” as defined in the Prospectus.) This information will help determine whether volume discounts may be applicable. All holdings are subject to verification.

Name of Cole Program	Cole Account #	SSN or Tax ID

Name of Cole Program	Cole Account #	SSN or Tax ID

C INVESTOR(S) SIGNATURES (Investor(s) must initial each of sections 1-5)

I (we) (or, in the case of fiduciary accounts, the person authorized to sign on my (our) behalf) hereby acknowledge and/or represent the following:

INVESTOR | CO-INVESTOR

|	1. I (we) have received the final Prospectus, whether over the Internet, on a CD-ROM, paper copies, or any other delivery method, relating to the shares of CCPT IV at least five business days before signing this Subscription Agreement.

|	2. Excluding home, home furnishings and automobiles, I (we) either: (i) have a net worth of at least $70,000 and had during the last year or estimate that I (we) will have in the current year gross income of at least $70,000; or (ii) have a net worth of at least $250,000. In the case of sales to fiduciary accounts, the specific requirements shall be met by the beneficiary, the fiduciary account or by the donor or grantor who directly or indirectly supplies the funds for the purchase of the shares.

|	3. I am (we are) purchasing the shares for my (our) own account, or if I am (we are) purchasing shares on behalf of a trust or other entity of which I am (we are) trustee(s) or authorized agent(s), I (we) have due authority to execute this Subscription Agreement and do hereby legally bind the trust or other entity of which I am (we are) trustee(s) or authorized agent(s).

|	4. I (we) acknowledge that the shares are not liquid.

|	5. My (our) liquid net worth is at least ten (10) times my (our) investment in this and similar programs.

G-1

☐  By checking here I confirm I would like to go green and no longer receive in paper any documents that Cole can send to me electronically. If I decide later that I want to receive documents in paper, I can contact Cole Investor Services at 866.907.2653.

If you are choosing to go green, please provide your email address here:

SUBSTITUTE W-9: I HEREBY CERTIFY under penalty of perjury (i) that the taxpayer identification number shown on this Subscription Agreement is true, correct and complete, (ii) that I am not subject to backup withholding either because I have not been notified that I am subject to backup withholding as a result of a failure to report all interest or distributions, or the Internal Revenue Service has notified me that I am no longer subject to backup withholding, and (iii) I am a U.S. person.

You should not invest in CCPT IV unless you have read and understood this agreement and the Prospectus referred to above and understand the risks associated with an investment in CCPT IV. In deciding to invest in CCPT IV, you should rely only on the information contained in the Prospectus, and not on any other information or representations from any other person or source. CCPT IV and each person selling shares of CCPT IV common stock shall be responsible for making every reasonable effort to determine that such purchase of shares is a suitable and appropriate investment for each investor, based on the information provided by the prospective investor regarding the investor’s financial situation and investment objectives.

A sale of the shares may not be completed until at least five (5) business days after the date the subscriber receives the final Prospectus. If a subscriber’s subscription is accepted, CCPT IV will send the subscriber confirmation of their purchase after they have been admitted as an investor.

Notice is hereby given to each investor that by executing this agreement you are not waiving any rights you may have under the Securities Act of 1933, as amended, or any state securities laws.

Investor’s Signature	Date	Custodial Signature	Date
Co-Investor’s Signature	Date

D REGISTERED REPRESENTATIVE (to be completed by selling Registered Representative)

Name of Registered Representative	Rep and Branch ID #

E REGISTERED INVESTMENT ADVISOR (RIA) REPRESENTATIVE (to be completed by selling RIA Representative)

Name of RIA Representative	RIA IARD ID #

F REPRESENTATIVE SIGNATURES

Based on the information I obtained from the investor regarding the investor’s financial situation and investment objectives, I hereby certify to Cole Capital Corporation, Cole Holdings Corporation and CCPT IV that I have reasonable grounds for believing that the purchase of the shares by the investor in CCPT IV is a suitable and appropriate investment for this investor.

Signature of Registered or RIA Representative	Signature of Broker-Dealer or Clearing Firm/Platform

ONCE COMPLETE, PLEASE	Via Regular Mail:	Via Overnight/Express Mail:
DELIVER THIS FORM TO:	CCPT IV	CCPT IV
	DST Systems, Inc.	DST Systems, Inc.
Via Fax:	P.O. Box 219312	430 West 7th Street
1.877.616.1118	Kansas City, MO 64121-9312	Kansas City, MO 64105

© 2012 Cole Capital Advisors, Inc. All rights reserved	CCPT IV-AI-AGMT-AL-02(07-12)

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